Exhibit 10.8

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), is made on April 24, 2006 and is effective as of May 1, 2006 (the “Effective Date”) between Quest Oil Corporation, a Nevada corporation, (hereinafter referred to as the “Company”) and Luis Leung (the “Consultant”).

WHEREAS, the Company requires the Services (as defined herein) and as set forth herein;

WHEREAS, Consultant is qualified to provide the Company with the Services and is desirous to perform such Services for the Company; and

WHEREAS, the Company wishes to induce Consultant to provide the Services and wishes to contract with the Consultant regarding the same and compensate Consultant in accordance with the terms herein;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

1. APPOINTMENT.

The Company hereby engages Consultant and appoints Consultant to the Company’s Board of Advisors and Consultant agrees to render the Services to the Company as a consultant upon the terms and conditions hereinafter set forth.

2. TERM.

Subject to Section 8(a), the term of this Consulting Agreement shall begin as of the date of the Effective Date, and shall terminate 6 months thereafter (hereinafter, the "Term").

3. SERVICES.

During the term of this Agreement, Consultant shall provide the Company with the following “Services.” Services shall be limited to making recommendations and offering advice to the Company’s Officers, Directors and other key Company personnel.

a. During the term of this Agreement, Consultant shall provide the Company with the following “Services”:

1)	Advise internal management with particular focus on deploying and managing information technology with the ultimate goal of enabling the Company to run its business efficiently and timely.

2)	Perform Business Requirement analysis with the objective of implementing systems that will automate and improve Company’s business processes.

3)	Assist the Company in the process of Software Selection and Procurement; Assist the Company in the selection and management of technology service providers, including:

a.	Selection and implementation of an Oil & Gas software package
b.	Integration of the Oil & Gas software package with Microsoft Dynamics GP
c.	Selection of service providers that will deliver turn-key solutions for telemetry of field data (from wells and tanks)
d.	Design of a solution to control oil tanks with the objective of reducing shrinkage and providing a mechanism to reconcile product delivered against payments received.
e.	Integration of telemetry system with central accounting data repository.
f.	Establish relationship with expert that will validate the methodology and findings from parties that provide seismic data analysis services for exploration and valuation purposes.

4)	Management of Company’s infrastructure (hardware and software) and implementation of a disaster recovery plan.

5)	Develop management reporting tools that will provide management with timely, accurate information.

6)
Assist the Company in converting its accounting to a single platform and bringing all its systems (including web site, and Geophysical analysis tools and others) and information under a centralized management. During the course of our Engagement, we will deliver the following:

a.	Conversion of accounting data from of from Sage Simply Accounting Pro to Microsoft Dynamics GP
b.	Conversion of accounting Petrostar data from Quickbooks to Microsoft Dynamics GP
c.	Provide tools for accountants to analyze and audit past accounting data.
d.	Implementation of Microsoft Dynamics GP, including training of staff to run the system
e.	Integration of accounting system with electronic banking.
f.	Implementation of FRx consolidated financial statements.
g.	Deployment of a Time & Expense web entry solution that includes a timesheet approval process and a mechanism to associate costs to specific projects and tasks.
h.	Deployment of technology to allow users to remotely and securely connect to its systems, enabling staff and management to run the company and obtain information from anywhere in the world.
i.	Transfer the Company’s website from a hosted environment to an internal platform; allowing more control over its data, contents and functionality.
j.	Enhance the functionality of the Company’s website, enabling it to have staff post approved content more easily, not requiring assistance from technical personnel.

7)	Provide training and support to Company’s staff on operation of all systems.

8)	Work with the Company to develop a long-term technology structure that will support the company’s growth.

b. Consultant agrees to provide the Services on a timely basis via: meetings with Company representatives which may include other professionals; conferences calls with Company representatives and other professionals; and/or written correspondence and documentation. Consultant cannot guarantee the results on behalf of the Company, but shall pursue all avenues that it deems reasonable through its network of contacts.

4. COMPENSATION. In connection with this Agreement, the foregoing shall be referred to as “Compensation.” All Compensation due to be delivered and/or paid to Consultant pursuant to this Agreement shall be deemed completely earned, due, payable and non-assessable as of the date the Compensation is due to or vested in Consultant. Compensation shall consist of the following:

a. 250,000 shares of the Company’s common stock registered on Form S-8.

b. “Cashless” Common stock purchase warrants, in the form attached hereto as Exhibit A, to purchase 250,000 shares of the Company’s common stock at an exercise price equal to 110% of the closing market price of the Company’s common stock as of April 24, 2006. The warrants shall have a term of 5 years and shall vest as of the Effective Date.

5. REPRESENTATIONS AND WARRANTIES OF COMPANY.

  The Company hereby represents, warrants and agrees as follows:

a. This Agreement has been authorized, executed and delivered by the Company and, when executed by the Consultant will constitute the valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency or reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

b. The financial statements, audited and unaudited (including the notes thereto) provided to Consultant, (the “Financial Statements”), will present fairly the financial position of the Company as of the dates indicated and the results of operations and cash flows of the Company for the periods specified. Such Financial Statements will be prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved except as otherwise stated therein.

c. The Company is validly organized, existing and with active status under the laws the State of Nevada.

d. The securities to be issued to Consultant, if any, have all been authorized for issuance and when issued, delivered and tendered to the Consultant by the Company will be validly issued, fully paid and non-assessable.

e. Since date of the most recent of the Financial Statements, there has not been any (A) material adverse change in the business, properties, assets, rights, operations, condition (financial or otherwise) or prospects of the Company, (B) transaction that is material to the Company, except transactions in the ordinary course of business, (C) obligation that is material to the Company, direct or contingent, incurred by the Company, except obligations incurred in the ordinary course of business, (D) change that is material to the Company or in the common shares or outstanding indebtedness of the Company, or (E) dividend or distribution of any kind declared, paid, or made in respect of the common shares.

f. The Company shall be deemed to have been made a continuing representation of the accuracy of any and all facts, material information and data which it supplies to Consultant and acknowledges its awareness that Consultant will rely on such continuing representation in disseminating such information and otherwise performing its advisory functions. Consultant in the absence of notice in writing from the Company, will rely on the continuing accuracy of material, information and data supplied by the Company. Consultant represents that he has knowledge of and is experienced in providing the aforementioned services.

6. INDEMNIFICATION.  The Company agrees to indemnify the Consultant and hold it harmless against any losses, claims, damages or liabilities incurred by the Consultant, in connection with, or relating in any manner, directly or indirectly, to the Consultant rendering the Services in accordance with the Agreement, unless it is determined by a court of competent jurisdiction that such losses, claims, damages or liabilities arose out of the Consultant’s breach of this Agreement, sole negligence, gross negligence, willful misconduct, dishonesty, fraud or violation of any applicable law. Additionally, the Company agrees to reimburse the Consultant immediately for any and all expenses, including, without limitation, attorney fees, incurred by the Consultant in connection with investigating, preparing to defend or defending, or otherwise being involved in, any lawsuits, claims or other proceedings arising out of or in connection with or relating in any manner, directly or indirectly, to the rendering of any Services by the Consultant in accordance with the Agreement (as defendant, nonparty, or in any other capacity other than as a plaintiff, including, without limitation, as a party in an interpleader action). The Company further agrees that the indemnification and reimbursement commitments set forth in this paragraph shall extend to any controlling person, strategic alliance, partner, member, shareholder, director, officer, employee, agent or subcontractor of the Consultant and their heirs, legal representatives, successors and assigns. The provisions set forth in this Section shall survive any termination of this Agreement.

7. COMPLIANCE WITH SECURITIES LAWS. The Company understands that any and all compensation outlined in this Agreement shall be paid solely and exclusively as consideration for the aforementioned consulting efforts made by Consultant on behalf of the Company as an independent contractor. The Parties to be performing the services outlined in this Agreement are natural persons. Consultant has been engaged to provide the Company with traditional “public company” business, technical and related business services. Consultant’s engagement does not involve the marketing of any Company securities nor is Consultant being hired to raise money for the Company.

8. MISCELLANEOUS.

a. Termination: This Agreement may be terminated by either Party for any reason at any time (hereinafter referred to as a “Termination”).

b. Modification: This Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof. This Agreement may be amended only in writing signed by both Parties.

c. Notices: Any notice required or permitted to be given hereunder shall be in writing and shall be mailed or otherwise delivered in person to the Parties at the addresses set forth above.

d. Waiver: Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Consulting Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon adherence to that term of any other term of this Consulting Agreement.

e. Severability: If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Consulting Agreement shall remain in effect. If any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If any compensation provision is deemed unenforceable or illegal, then in the case of the delivery of common stock to the Consultant, Consultant shall be entitled to receive a cash benefit equal to the value of the common stock that would have been tendered had such a provision not been illegal or unenforceable.

f. Arbitration: Any dispute or other disagreement arising from or out of this Agreement shall be submitted to arbitration under the rules of the American Arbitration Association and the decision of the arbiter(s) shall be enforceable in any court having jurisdiction thereof. Arbitration shall occur only in San Diego County, CA. The interpretation and the enforcement of this Agreement shall be governed by California Law as applied to residents of the State of California relating to contracts executed in and to be performed solely within the State of California.

g. Governing Law: The subject matter of this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada (without reference to its choice of law principles), and to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted. EACH PARTY HERETO AGREES TO SUBMIT TO THE PERSONAL JURISDICTION AND VENUE OF THE STATE AND/OR FEDERAL COURTS LOCATED IN THE COUNTY OF SAN DIEGO, CALIFORNIA FOR RESOLUTION OF ALL DISPUTES ARISING OUT OF, IN CONNECTION WITH, OR BY REASON OF THE INTERPRETATION, CONSTRUCTION, AND ENFORCEMENT OF THIS AGREEMENT, AND HEREBY WAIVES THE CLAIM OR DEFENSE THEREIN THAT SUCH COURTS CONSTITUTE AN INCONVENIENT FORUM. AS A MATERIAL INDUCEMENT FOR THIS AGREEMENT, EACH PARTY SPECIFICALLY WAIVES THE RIGHT TO TRIAL BY JURY OF ANY ISSUES SO TRIABLE. If it becomes necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the prevailing party shall be awarded reasonable attorneys fees, expenses and costs.

h. Specific Performance: The Company and the Consultant shall have the right to demand specific performance of the terms, and each of them, of this Agreement.

i. Execution of the Agreement: The Company, the party executing this Agreement on behalf of the Company, and the Consultant, have the requisite corporate power and authority to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated hereunder. All corporate proceedings have been taken and all corporate authorizations and approvals have been secured which are necessary to authorize the execution, delivery and performance by the Company and the Consultant of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and the Consultant and constitutes a valid and binding obligation, enforceable in accordance with the respective terms herein. Upon delivery of this Agreement, this Agreement, and the other agreements and exhibits referred to herein, will constitute the valid and binding obligations of Company, and will be enforceable in accordance with their respective terms. Delivery may take place via facsimile transmission.

j. Joint Drafting and Reliance on Independent Counsel. This Agreement shall be deemed to have been drafted jointly by the Parties hereto, and no inference or interpretation against any one party shall be made solely by virtue of such party allegedly having been the draftsperson of this Agreement. The Parties have each conducted sufficient and appropriate due diligence with respect to the facts and circumstances surrounding and related to this Agreement. The Parties expressly disclaim all reliance upon, and prospectively waive any fraud, misrepresentation, negligence or other claim based on information supplied by the other Party, in any way relating to the subject matter of this Agreement.

k. Acknowledgments and Assent. The Parties acknowledge that they have been given at least ten (10) days to consider this Agreement and that they were advised to consult with an independent attorney prior to signing this Agreement and that they have in fact consulted with counsel of their own choosing prior to executing this Agreement. The Parties may revoke this Agreement for a period of three (3) days after signing this Agreement, and the Agreement shall not be effective or enforceable until the expiration of this three (3) day revocation period. The Parties agree that they have read this Agreement and understand the content herein, and freely and voluntarily assent to all of the terms herein.

SIGNATURE PAGE

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first above written.

QUEST OIL CORPORATION, INC. _________________________________ By: Joe Wallen Its: Chief Financial Officer	___________________________________ By: Luis Leung

A FACSIMILE COPY OF THIS AGREEMENT SHALL HAVE THE SAME LEGAL EFFECT AS AN ORIGINAL OF THE SAME.